Exhibit 99.1

News Release

Investor Contacts:

KCSA Strategic Communications

Jeffrey Goldberger / Philip Carlson

+1 212.896.1249 / +1 212.896.1233

jgoldberger@kcsa.com / pcarlson@kcsa.com

RHINO RESOURCE PARTNERS LP ANNOUNCES

SECOND QUARTER DISTRIBUTION AND EARNINGS

RELEASE DATE

LEXINGTON, KY (July 25, 2011) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) today is pleased to announce a cash distribution of $0.455 per common unit and subordinated unit, or $1.82 per unit on an annualized basis.  This distribution will be paid on August 12, 2011 to all unitholders of record as of the close of business on August 4, 2011.

Additionally, based on the Partnership’s current estimate of additional cash flow from the recent acquisition of Elk Horn that was announced on June 10, 2011, Rhino expects to recommend to its board an increase in its annual distribution of $0.10 per unit from its current annual level of $1.82 per unit, commencing with the distribution for the quarter ending September 30, 2011.  Management will review the potential for additional distribution increases as a result of the Elk Horn acquisition based on its performance.

Rhino today also announced that it plans to release its 2011 second quarter financial results on Tuesday, August 9, 2011 before the market opens.  In connection with the earnings release, Rhino will host a conference call and webcast for investors and analysts to discuss its results for the quarter on Tuesday, August 9, 2011, at 10:00 am (ET).

Participants should call 866-831-6272 (United States/Canada) or 617-213-8859 (International) and utilize the confirmation code 84590979. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 56905905. The recording will be available from 1:00 pm (ET) on Tuesday, August 9, 2011 through Tuesday, August 16, 2011 at 11:59 p.m. (ET). A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’. The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership formed to control and operate steam and met coal properties and other stable, cash generating non-coal natural resource assets. Rhino’s current operations are in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region.

About Wexford Capital LP

Rhino’s general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP.  Wexford Capital is an SEC registered investment advisor with over $7 billion of assets under management.  Formed in 1994, Wexford manages a series of private equity and hedge funds.  Wexford prides itself on its independent thinking and opportunistic investment style and has particular expertise in the energy / natural resources sector with investments in coal, oil and gas exploration and production assets, energy services, and related sectors.

Additional information regarding Rhino and Wexford is available on their respective web sites — RhinoLP.com and Wexford.com.

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